Exhibit 99.1

UPC Holding Reports Selected Q3 2014 Results

Amsterdam, the Netherlands November 6, 2014: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months ("Q3") and nine months ("YTD") ended September 30, 2014. UPC Holding is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK).

During the first quarter of 2014, Liberty Global created a new credit pool consisting of both its Chilean distribution (“VTR”) and mobile assets. As a result, VTR and certain of its parent entities and all of its subsidiary entities (collectively, the "VTR entities") were extracted from UPC Holding in January 2014. We have accounted for the extraction of the VTR entities from UPC Holding as a common control transfer at carryover basis and, accordingly, our condensed consolidated financial statements have been retrospectively revised to give effect to this transaction for all periods presented. As such, all of the financial and operating data included in this release exclude the VTR entities for all periods presented.

Financial and operating highlights for the three and nine months ended September 30, 2014, as compared to the results for the same periods last year (unless noted), include:

•	Generated Q3 and YTD revenue of €900 million and €2.7 billion, respectively

◦	Reflects rebased[1] growth of 1% for each of the Q3 and YTD periods

•	Delivered Operating Cash Flow (“OCF”)[2] of €438 million for Q3 and €1.3 billion YTD

◦	Represents flat rebased OCF for Q3 and 2% growth YTD

◦	Attained an OCF margin[3] of 48.5% YTD, slight improvement versus YTD 2013

•	Operating income of €685 million YTD, an 8% year-over-year increase

◦	Includes Q3 operating income of €225 million, a 2% year-over-year increase

•	Minimal near-term debt maturities with less than 5% of third-party debt due before 2020

•	Organic RGU[4] additions of 247,000 YTD, including 85,000 in Q3

◦	Lower video attrition boosts YTD 2014 results

◦	Fueled by 233,000 YTD broadband additions, a 20% year-over-year increase

•	Made significant progress with execution of product roadmap to drive future growth
◦Rolled-out MyPrime, our new SVOD service, in Switzerland in September
◦Announced the November launch of Horizon Go in the Czech Republic and Austria
◦Exceeded 2.1 million WiFi-spots, including 500,000 locations in Switzerland
◦Launched full-MVNO mobile service in the Netherlands in October

Financial Results

For the three and nine months ended September 30, 2014, our consolidated revenue increased 2% to €900 million and 1% to €2.7 billion, respectively, as compared to the corresponding prior year periods. The reported growth for both periods was mainly driven by the growth of our subscriber base on an organic basis and, to a much lesser extent, the contribution from small in-market acquisitions. Adjusting for both the impact of FX and acquisitions, we produced year-over-year rebased revenue growth of 1% for each of the three and nine month periods ended September 30, 2014.

In terms of our regional performance, Western Europe, which accounted for over 70% of our consolidated revenue in Q3, delivered 1% rebased revenue growth for the quarter. This result was led by our Swiss operation, which delivered 4% rebased growth in Q3, its tenth consecutive quarter of rebased growth in excess of 3.5%, primarily due to growth in broadband internet. Meanwhile, in the Netherlands, increased promotional activities by our competitors resulted in a modest 1% rebased revenue decline, in-line with our Q2 2014 performance, but an improvement compared to the 4% decline in Q3 2013. Our Central and Eastern Europe ("CEE") operations reported 2% rebased revenue growth in the quarter, its best quarterly revenue performance in more than three years, helped by growth in Romania and Poland.

Turning to our operating cash flow performance, we reported OCF of €438 million and €1.3 billion, representing flat and 2% rebased growth for the three and nine months ended September 30, 2014, respectively, as compared to the corresponding 2013 periods.

Geographically, our Western European operations produced 2% rebased OCF growth during the third quarter, as compared to the prior year period. This performance was underpinned by Switzerland, which delivered 4% rebased OCF growth. This rebased growth includes increased marketing expenses due in part to the launch of MyPrime. This result was partially offset by our Dutch operation, which reported a 1% rebased OCF decline, mainly due to the challenging competitive dynamics. Turning to CEE, our operations in Poland, Romania and Hungary helped the region post 4% rebased OCF growth, our best third quarter performance since 2011. Our overall YTD OCF growth includes the impact of increased central and other costs driven in part by further investments in scale initiatives in the areas of information technology and finance.

Looking forward, we expect that the full year 2014 OCF rebased growth for our Swiss operations will be meaningfully lower than the rebased OCF growth for the first nine months of 2014, due in part to certain nonrecurring costs that we expect our Swiss operations to incur in Q4.

For the Q3 and YTD 2014 periods, we reported consolidated OCF margins of 48.7% and 48.5%, respectively, as compared to 49.5% and 48.3% for the prior year corresponding periods. The OCF margin decline in the three-month period was mainly driven by the aforementioned increase in central and other costs, while the positive year-to-date result was driven by improvements in all of our operations, partially offset by elevated costs in central and other.

Turning to capital intensity, we reported property and equipment ("P&E") additions5 of €182 million or 20% of revenue during Q3, as compared to €203 million or 23% of revenue for the corresponding prior year period. On a year-to-date basis, our additions to P&E were €578 million or 21% of revenue versus €645 million or 24% of revenue for the comparative 2013 period. Our P&E additions declined in both absolute and percentage terms for both periods, primarily as a result of higher levels of customer premises equipment ("CPE") purchases in 2013 related to our various Horizon launches.

Subscriber Statistics

At the end of Q3, we provided our 8.9 million unique customers with 16.9 million subscription services ("RGUs") across our footprint of 15.7 million homes passed. During the third quarter of 2014, we increased our total subscriber base by 89,000, mainly driven by our 85,000 organic RGU additions. We ended the quarter with 8.0 million video subscribers, over 5.1 million broadband internet subscribers and a telephony base of 3.7 million subscribers. Driven by the continued traction of our bundled products, which are powered by our market-leading broadband speeds and entertainment offerings, 36% or 3.2 million and 18% or 1.6 million of our customers now subscribe to our triple- and double-play products, respectively, yielding a bundling ratio of 1.90x. As of September 30, 2014, 46% or 4.1 million of our customers subscribe to a single-play product, which represents a sizable up-sell opportunity.

For the three and nine months ended September 30, 2014, we generated organic RGU additions of 85,000 and 247,000, reflecting a year-over-year 19% decline and a 2% increase, respectively. As compared to the prior YTD period, reduced video attrition and stronger broadband RGU additions were offset by lower telephony additions.

From a geographic perspective, our Q3 organic RGU additions consisted of 28,000 in Western Europe and 57,000 in CEE. In Switzerland we delivered 7,000 RGU additions as compared to gains of 19,000 in the prior year period, mainly a result of the reduced traction of our telephony product, partly offset by modestly higher broadband internet RGU additions. Meanwhile, in the Netherlands, a combination of increased promotional activities by our competitors, our previously announced notification of an October 1st price increase, which impacted half of our customer base, and lower demand for our telephony product resulted in an RGU loss of 4,000 for the third quarter of 2014. Elsewhere in Europe, our Q3 RGU additions in CEE, which represent a 16% increase compared to Q3 2013, were mainly driven by churn improvements in the Czech Republic and Poland.

On the video front, our attrition of 33,000 RGUs in the third quarter represented our second best Q3 performance since 2007. Our Western European video loss of 26,000 RGUs was identical to the result in Q3 2013, as lower video attrition in the Netherlands was offset by higher video losses in our three other Western European countries, while CEE reported stable attrition of 7,000 RGUs. We continue to enhance the customer viewing experience with our next-generation TV platforms. This includes recent innovations like the MyPrime launch in Switzerland, expanding the availability of Horizon Go to all video subscribers in the Netherlands and our planned launch of our Horizon TV platform in Poland in the next few weeks and Horizon Go in the Czech Republic and Austria in November. At the end of Q3 2014, we had nearly 600,000 Horizon TV subscribers across the Netherlands (290,000), Switzerland (204,000) and Ireland (101,000), reflecting 28% penetration of their combined digital cable base. We finished Q3 with 4.9 million digital cable subscribers, representing 67% digital penetration6, and 2.4 million basic analog cable subscribers.

In terms of broadband internet and telephony performances, we added 76,000 and 42,000 organic RGU's, respectively, during the third quarter. Our Q3 broadband RGU additions represented our best third quarter performance in three years, led by CEE, which showed a 50% year-over-year improvement, including increases in each of our CEE countries. On the telephony front, net additions were 32,000 lower than Q3 2013, primarily due to the aforementioned lower results in the Netherlands and Switzerland.

With respect to mobile developments, we launched our full-MVNO mobile service in the Netherlands in October, initially focused on select customers during this controlled roll-out. In Switzerland, which launched its mobile offering in Q2 2014, we increased the value of our mobile offers in September by substantially increasing the number of inclusive voice minutes in most packages and the data limit for the package aimed at heavy users.

Summary of Third-Party Debt and Liquidity

At September 30, 2014, we reported €8.1 billion of third-party debt and €32 million of cash and cash equivalents. Our debt increased by €177 million as compared to June 30, 2014, primarily due to the strengthening of the U.S. dollar relative to the euro during the quarter, partially offset by our net €70 million repayment of Facility AI under the UPC Broadband Holding Bank Facility. The fully-swapped borrowing cost7 of our third-party debt was 7.7% at the end of Q3 2014, consistent with Q2 2014. At the end of the third quarter of 2014, over 95% of our third-party debt was due in 2020 and beyond, representing an average tenor of more than six years.

The following table details the carrying value of our consolidated third-party debt and cash and cash equivalents as of the dates indicated:8

	September 30,	June 30,
	2014	2014
	in millions

UPC Broadband Holding Bank Facility	€2,582.1	€2,572.1
UPCB Finance Limited 7.625% Senior Secured Notes due 2020	497.3	497.2
UPCB Finance II Limited 6.375% Senior Secured Notes due 2020	750.0	750.0
UPCB Finance III Limited 6.625% Senior Secured Notes due 2020	791.8	730.4
UPCB Finance V Limited 7.25% Senior Secured Notes due 2021	593.9	547.8
UPCB Finance VI Limited 6.875% Senior Secured Notes due 2022	593.9	547.8
UPC Holding 8.375% Senior Notes due 2020	640.0	640.0
UPC Holding 6.375% Senior Notes due 2022	595.4	595.3
UPC Holding 6.75% € Senior Notes due 2023	450.0	450.0
UPC Holding 6.75% CHF Senior Notes due 2023	290.3	288.2
Other debt, including vendor financing and capital lease obligations	350.9	340.2
Total third-party debt	€8,135.6	€7,959.0

Cash and cash equivalents	€31.8	€52.6

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at September 30, 2014:

Facility	Final maturity	Interest rate	Facility amount[9]	Unused borrowing capacity	Carrying value[10]
			in millions

Facility V	Jan. 15, 2020	7.625%	€500.0	—	500.0
Facility Y	July 1, 2020	6.375%	€750.0	—	750.0
Facility Z	July 1, 2020	6.625%	$1,000.0	—	791.8
Facility AC	Nov. 15, 2021	7.250%	$750.0	—	593.9
Facility AD	Jan. 15, 2022	6.875%	$750.0	—	593.9
Facility AG	Mar. 31, 2021	E + 3.75%	€1,554.4	—	1,551.3
Facility AH	June 30, 2021	L + 2.50%[11]	$1,305.0	—	1,030.8
Facility AI	April 30, 2019	E + 3.25%	€1,016.2	1,016.2	—
Elimination of Facilities V, Y, Z, AC and AD in consolidation				—	(3,229.6)
Total				€1,016.2	€2,582.1

Borrowing Capacity & Covenant Calculations

UPC Broadband Holding is a borrower and guarantor under the UPC Broadband Holding Bank Facility, which we guarantee. As of September 30, 2014, UPC Broadband Holding had maximum undrawn commitments under Facility AI of the UPC Broadband Holding Bank Facility of €1,016 million, of which we expect to be able to borrow approximately €907 million upon completion of our third quarter compliance reporting and assuming no change from September 30, 2014 borrowing levels.

Based on the results for the quarter ended September 30, 2014 and subject to the completion of our third quarter bank reporting requirements, (i) the ratio of Senior Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.34x and (ii) the ratio of Total Debt (after deducting cash and cash equivalent investments) to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 4.45x.12

About UPC Holding

UPC Holding connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms in 9 countries that connected 9 million customers subscribing to 17 million television, broadband internet and telephony services at September 30, 2014.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global's market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at September 30, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division, and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com

Disclaimer

This press release contains forward-looking statements, including statements regarding our operating, strategic and financial momentum, our 2014 and future prospects, including our expectations with respect to our Swiss operations' 2014 full year rebased OCF growth rate, organic growth in subscribers, the penetration of our advanced services, including MyPrime and the expansion of our Horizon TV platform and mobile offerings, increased broadband internet speeds and acceptance of our product bundles, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers, the effects of changes in laws or regulation or in consumer television viewing preferences and habits, our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions, our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire, the availability of attractive programming for our digital video services and the costs associated with such programming, our ability to achieve forecasted financial and operating targets, the outcome of any pending or threatened litigation, our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, equipment, software and services, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our September 30, 2014 unaudited condensed consolidated financial statements prior to the end of November 2014, at which time they will be posted to the investor relations section of the Liberty Global website (www.libertyglobal.com) under the fixed income heading. Copies will also be available from the Trustee for the senior notes and the senior secured notes.

For more information, please contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238
_______________________________

[1]	Please see page 8 for supplemental information on rebased growth.

[2]	Please see page 11 for our definition of operating cash flow and a reconciliation to operating income.

[3]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[4]
Please see footnotes to the operating data table for the definition of revenue generating units ("RGUs"). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[5]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[6]	Digital penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

[7]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[8]
The proceeds from the senior secured notes issued by UPCB Finance Limited, UPCB Finance II Limited, UPCB Finance III Limited, UPCB Finance V Limited and UPCB Finance VI Limited (collectively, the "UPC SPEs") were used to fund additional Facilities V, Y, Z, AC and AD under the UPC Broadband Holding Bank Facility, with our wholly-owned subsidiary UPC Financing Partnership, as the borrower. The UPC SPEs are consolidated by UPC Holding and, accordingly, the amounts outstanding under Facilities V, Y, Z, AC and AD are eliminated in our consolidated financial statements.

[9]	Except as described in note 8 above, amounts represent total third-party commitments at September 30, 2014 without giving effect to the impact of discounts.

[10]	The carrying values of Facility AG and AH include the impact of discounts.

[11]	The Facility AH interest rate includes a LIBOR floor of 0.75%.

[12]
Our covenant calculations are based on debt amounts which take into account currency swaps calculated at weighted average FX rates across the period. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2014, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services. At September 30, 2014, our operating segments in UPC provided broadband communications services in nine European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. Our central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2014, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2013 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2013 and 2014 in our rebased amounts for the three and nine months ended September 30, 2013 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2014 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2013 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2014. We have included two small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2013. We have included three small entities in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2013.

We have reflected the revenue and OCF of the acquired entities in our 2013 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-U.S. GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the euro change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€227.6	€230.4	€(2.8)	(1.2)	(1.2)
Switzerland	266.6	250.6	16.0	6.4	4.3
Other Western Europe	168.9	168.7	0.2	0.1	(0.1)
Total Western Europe	663.1	649.7	13.4	2.1	1.2
Central and Eastern Europe	211.1	210.6	0.5	0.2	1.7
Central and other	25.3	25.3	—	—	*
Total	€899.5	€885.6	€13.9	1.6	1.3

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€690.4	€700.9	€(10.5)	(1.5)	(1.5)
Switzerland	790.4	745.4	45.0	6.0	4.7
Other Western Europe	507.4	505.4	2.0	0.4	0.1
Total Western Europe	1,988.2	1,951.7	36.5	1.9	1.3
Central and Eastern Europe	634.1	644.0	(9.9)	(1.5)	0.4
Central and other	76.2	75.0	1.2	1.6	*
Total	€2,698.5	€2,670.7	€27.8	1.0	1.1

* - Omitted

Operating Cash Flow	Three months ended September 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€132.1	€133.0	€(0.9)	(0.7)	(0.7)
Switzerland	160.8	151.4	9.4	6.2	4.1
Other Western Europe	87.0	85.9	1.1	1.3	0.9
Total Western Europe	379.9	370.3	9.6	2.6	1.7
Central and Eastern Europe	101.8	99.7	2.1	2.1	3.9
Central and other	(43.3)	(31.4)	(11.9)	(37.9)	*
Total	€438.4	€438.6	€(0.2)	—	(0.4)

	Nine months ended September 30,		Increase (decrease)		Increase (decrease)
	2014	2013	€	%	Rebased %
	in millions, except % amounts

The Netherlands	€400.9	€403.9	€(3.0)	(0.7)	(0.7)
Switzerland	471.6	434.2	37.4	8.6	7.2
Other Western Europe	253.3	246.1	7.2	2.9	2.6
Total Western Europe	1,125.8	1,084.2	41.6	3.8	3.2
Central and Eastern Europe	308.9	309.5	(0.6)	(0.2)	1.9
Central and other	(125.8)	(104.4)	(21.4)	(20.5)	*
Total	€1,308.9	€1,289.3	€19.6	1.5	1.5

* - Omitted

Operating Cash Flow Definition and Reconciliation

OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	in millions
Total segment operating cash flow	€438.4	€438.6	€1,308.9	€1,289.3
Share-based compensation expense	(8.0)	(5.8)	(20.9)	(14.3)
Depreciation and amortization	(222.5)	(214.2)	(656.2)	(656.5)
Related-party fees and allocations, net	16.1	1.0	54.7	10.9
Impairment, restructuring and other operating items, net	0.7	1.4	(1.8)	2.5
Operating income	€224.7	€221.0	€684.7	€631.9

Property and Equipment Additions and Capital Expenditures

The following table provides our property and equipment additions for UPC Holding for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	in millions, except % amounts

The Netherlands	€26.2	€41.0	€105.9	€138.9
Switzerland	42.0	33.8	128.8	128.7
Other Western Europe	32.3	27.3	90.1	82.3
Total Western Europe	100.5	102.1	324.8	349.9
Central and Eastern Europe	48.2	46.1	120.2	139.4
Central and other	33.7	55.0	133.3	155.8
Total	€182.4	€203.2	€578.3	€645.1

As a percentage of revenue	20.3%	22.9%	21.4%	24.2%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
	in millions
Customer premises equipment	€60.0	€90.1	€219.3	€292.2
Scalable infrastructure	42.7	40.0	139.1	113.9
Line extensions	17.9	15.4	48.5	45.2
Upgrade/rebuild	16.6	20.0	53.0	55.1
Support capital	45.2	37.7	118.4	138.7
Property and equipment additions	182.4	203.2	578.3	645.1
Assets acquired under capital-related vendor financing arrangements[1]	(81.1)	(54.6)	(241.4)	(88.5)
Assets acquired under capital leases[1]	(0.4)	(0.5)	(0.7)	(1.3)
Assets contributed by parent company[2]	(5.8)	(6.5)	(14.7)	(16.9)
Changes in current liabilities related to capital expenditures (including related-party amounts)	5.2	99.7	7.4	(17.2)
Capital expenditures	€100.3	€241.3	€328.9	€521.2

_____________________________

[1]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[2]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

RGUs, Customers, Bundling and ARPU

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2014, June 30, 2014 and September 30, 2013:

	Sept. 30, 2014	June 30, 2014	Sept. 30, 2013	Q3’14 / Q2’14 (% Change)	Q3’14 / Q3’13 (% Change)
Total RGUs
Video	8,006,800	8,039,700	8,159,900	(0.4%)	(1.9%)
Broadband Internet	5,131,100	5,050,600	4,756,400	1.6%	7.9%
Telephony	3,736,900	3,695,100	3,495,500	1.1%	6.9%
Total	16,874,800	16,785,400	16,411,800	0.5%	2.8%

Total Customers
Total Single-Play Customers	4,074,700	4,156,200	4,452,400	(2.0%)	(8.5%)
Total Double-Play Customers	1,572,900	1,548,800	1,539,100	1.6%	2.2%
Total Triple-Play Customers	3,218,100	3,177,200	2,960,400	1.3%	8.7%
Total	8,865,700	8,882,200	8,951,900	(0.2%)	(1.0%)

Customer Breakdown
% Single-Play Customers	46.0%	46.8%	49.7%	(1.7%)	(7.4%)
% Double-Play Customers	17.7%	17.4%	17.2%	1.7%	2.9%
% Triple-Play Customers	36.3%	35.8%	33.1%	1.4%	9.7%

RGUs per Customer Relationship	1.90	1.89	1.83	0.5%	3.8%

ARPU per Customer Relationship

The following table provides ARPU per customer relationship3 for the indicated periods:

	Three months ended September 30,			FX-Neutral
	2014	2013	% Change	% Change[4]
ARPU	€29.98	€29.13	2.9%	2.8%
____________________

[3]
Average Revenue Per Unit ("ARPU") refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile service revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship are not adjusted for currency impacts.

[4]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

	Consolidated Operating Data – September 30, 2014
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	2,847,100	2,833,400	1,592,500	3,693,300	464,300	1,125,800	—	—	1,590,100	1,107,400	995,800
Switzerland(11)	2,157,600	2,157,000	1,456,700	2,593,200	721,800	688,700	—	—	1,410,500	717,200	465,500
Austria	1,343,800	1,343,800	650,600	1,341,400	159,100	361,600	—	—	520,700	455,100	365,600
Ireland	855,300	753,100	522,100	1,105,200	42,100	335,800	—	31,900	409,800	359,100	336,300
Total Western Europe	7,203,800	7,087,300	4,221,900	8,733,100	1,387,300	2,511,900	—	31,900	3,931,100	2,638,800	2,163,200
Poland	2,741,900	2,658,100	1,420,600	2,708,700	291,400	902,800	—	—	1,194,200	970,100	544,400
Hungary	1,547,800	1,532,000	1,066,400	1,935,800	229,900	408,000	272,500	—	910,400	545,000	480,400
Romania	2,326,900	2,191,800	1,165,000	1,889,700	314,500	537,400	305,800	—	1,157,700	420,500	311,500
Czech Republic	1,368,700	1,267,000	712,500	1,179,200	88,100	370,400	106,500	—	565,000	442,500	171,700
Slovakia	503,900	481,200	279,300	428,300	44,200	139,100	64,500	600	248,400	114,200	65,700
Total CEE	8,489,200	8,130,100	4,643,800	8,141,700	968,100	2,357,700	749,300	600	4,075,700	2,492,300	1,573,700

Grand Total	15,693,000	15,217,400	8,865,700	16,874,800	2,355,400	4,869,600	749,300	32,500	8,006,800	5,131,100	3,736,900

	Subscriber Variance Table – September 30, 2014 vs. June 30, 2014
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Video					Internet Subscribers(9)	Telephony Subscribers(10)
					Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video

The Netherlands(11)	3,400	2,700	(13,200)	(4,200)	(19,300)	5,900	—	—	(13,400)	9,000	200
Switzerland(11)	1,800	3,000	2,100	11,400	(10,400)	5,600	—	—	(4,800)	16,700	(500)
Austria	3,600	3,600	2,100	11,400	(9,000)	6,600	—	—	(2,400)	8,100	5,700
Ireland	(900)	1,400	(1,800)	13,600	(2,400)	(900)	—	(1,700)	(5,000)	6,800	11,800
Total Western Europe	7,900	10,700	(10,800)	32,200	(41,100)	17,200	—	(1,700)	(25,600)	40,600	17,200
Poland	7,600	15,100	(16,000)	2,400	(35,000)	16,000	—	—	(19,000)	12,000	9,400
Hungary	2,500	2,200	6,700	24,600	(10,400)	12,300	3,300	—	5,200	9,700	9,700
Romania	25,100	55,800	6,900	27,400	(14,800)	22,600	(800)	—	7,000	13,800	6,600
Czech Republic	4,200	4,200	(1,000)	2,500	2,500	(1,900)	2,100	—	2,700	2,100	(2,300)
Slovakia	500	500	(2,300)	300	(4,500)	2,100	(800)	—	(3,200)	2,300	1,200
Total CEE	39,900	77,800	(5,700)	57,200	(62,200)	51,100	3,800	—	(7,300)	39,900	24,600
Grand Total	47,800	88,500	(16,500)	89,400	(103,300)	68,300	3,800	(1,700)	(32,900)	80,500	41,800

Total Organic Change	47,800	88,500	(17,700)	85,300	(103,300)	68,300	3,800	(1,700)	(32,900)	76,400	41,800

Q3 2014 Adjustments
Switzerland adjustments	—	—	1,200	4,100	—	—	—	—	—	4,100	—
Net Adjustments	—	—	1,200	4,100	—	—	—	—	—	4,100	—

Total Adds (Reductions)	47,800	88,500	(16,500)	89,400	(103,300)	68,300	3,800	(1,700)	(32,900)	80,500	41,800

Footnotes for Consolidated Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2014 RGU counts exclude 11,900, 9,600, 3,300 and 2,000 postpaid mobile subscribers in Poland, Hungary, Switzerland and the Netherlands, respectively. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint. In Europe, we have approximately 111,200 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 67,400 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 61,300 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 49,600 subscribers within our segment in Austria that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2014, Switzerland's partner networks account for 152,400 Customer Relationships, 294,500 RGUs, 115,000 Digital Cable Subscribers, 106,400 Internet Subscribers, and 73,100 Telephony Subscribers.

Additional General Notes to Tables:
All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including commercial establishments, such as bars, hotels, hospitals and certain residential multiple dwelling units. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.